UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Emergent Capital, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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EMERGENT CAPITAL, INC.
5355 Town Center Road, Suite 701
Boca Raton, Florida 33486
(561) 995-4200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Emergent Capital, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m. (ET) on Thursday, June 2, 2016 at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor, New York, New York 10019, for the following purposes:

1.
To elect James Chadwick, Michael Crow, Andrew Dakos, Phillip Goldstein, Gerald Hellerman, Antony Mitchell and Gilbert Nathan to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers in 2015;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.
Only shareholders of record as of the close of business on April 1, 2016 will be entitled to attend and vote at the Annual Meeting and at any postponement, continuation or adjournment thereof. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize your proxy by internet, telephone, or, if you utilize the paper copy of the proxy card, by marking, signing, dating and returning your proxy card as promptly as possible, so that your shares will be represented at the Annual Meeting. If you utilize the enclosed proxy card, no postage is required if mailed in the United States. You may revoke your proxy at any time before it has been voted. This Notice, the Proxy Statement, the proxy card and the Company’s 2015 Annual Report are first being sent on or about April 15, 2016 to the holders of the Company’s common stock as of the close of business on April 1, 2016.

By Order of the Board of Directors,

Michael Altschuler
General Counsel and Secretary
Dated: April 15, 2016

EMERGENT CAPITAL, INC.
5355 Town Center Road, Suite 701
Boca Raton, Florida 33486
(561) 995-4200

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 2, 2016

The Company will hold its 2016 Annual Meeting of Shareholders (the “Annual Meeting”) at 10:00 a.m. (ET) on Thursday, June 2, 2016 at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor, New York, New York 10019. This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the meeting, and at any continuation, postponement or adjournment of the Annual Meeting. The Notice of Meeting, this Proxy Statement, the proxy card and a copy of the Company’s 2015 Annual Report are first being sent on or about April 15, 2016 to the holders of the Company’s common stock as of the close of business on the record date, April 1, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON June 2, 2016
The Company’s Proxy Statement and 2015 Annual Report are available at
www.astproxyportal.com/ast/16911/
Shareholders may receive directions to attend the meeting in person by calling Mr. David Sasso at 561-995-4300 or by emailing ir@emergentcapital.com.

ABOUT THE ANNUAL MEETING
What are the matters to be voted on at the Annual Meeting?
At the meeting, you will be entitled to vote on the following proposals:

1.
To elect James Chadwick, Michael Crow, Andrew Dakos, Phillip Goldstein, Gerald Hellerman, Antony Mitchell and Gilbert Nathan to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers in 2015;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.
We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.
How does the Board recommend that I vote?
The Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the nominees for director named in this Proxy Statement;

•	“FOR” the advisory resolution on the compensation of certain of the Company’s executive officers in 2015; and

•	“FOR” the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
Who is entitled to vote?
Shareholders as of the close of business on April 1, 2016 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

At the close of business on the Record Date, 27,522,508 shares of our outstanding common stock were entitled to vote at the Annual Meeting.
What is a “broker non-vote”?
If your bank, broker or other nominee does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” Brokers generally have discretionary authority to vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the other matters scheduled to be voted upon at the Annual Meeting.
What constitutes a quorum?
In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxy. A majority of the votes entitled to be cast on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.
How many votes are required to approve each proposal?
Proposal 1: Directors will be elected by a plurality of the votes cast at the Annual Meeting. Only votes cast “FOR” a nominee will be counted in the election of directors. There is no cumulative voting. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Broker non-votes will have no effect on the election of directors. Our Board has adopted a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.
Proposal 2: The advisory vote on executive compensation will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter. Because your vote on this matter is advisory, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal 3: The ratification of the selection of Grant Thornton LLP will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions are not considered a vote cast and therefore will have no effect on the outcome of the ratification. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.

How are proxies being solicited?
Proxies may be solicited on behalf of our Board by mail, personally, by telephone, by facsimile or by email or other electronic transmission by directors, officers or other employees of the Company. The Company will pay the cost of soliciting proxies on its behalf. The Company may also pay brokers or nominees holding common stock of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

How do I vote my shares without attending the Annual Meeting?
If you are a registered shareholder you may vote by granting a proxy using any of the following methods:

•	By Internet —If you have internet access, by submitting your proxy by following the instructions included on the enclosed proxy card.

•	By Telephone —By submitting your proxy by following the telephone voting instructions included on the enclosed proxy card.

•
By Mail —By completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on June 1, 2016 for the voting of shares held by shareholders of record. Mailed proxy cards should be returned in the envelope provided to you with your proxy card, and must be received by June 1, 2016.
Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed proxy card. Please vote promptly.
If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via the internet or by telephone, or by mail by submitting a voting instruction form by the indicated deadline.
Our Board of Directors has designated our Chief Executive Officer, Antony Mitchell, and our General Counsel and Secretary, Michael Altschuler, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.
How do I vote my shares in person at the Annual Meeting?
First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record you may vote by ballot at the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in case you later decide not to attend the Annual Meeting as well as to speed the tabulation of votes.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted via the internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via the internet or telephone before the closing of those voting facilities;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.
If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting. Only the latest validly executed proxy that you submit will be counted.
How do I gain admittance to the Annual Meeting?
Only our shareholders on the Record Date and invited guests of the Company will be permitted to attend the Annual Meeting. To gain admission, you must present a government-issued form of identification. If you are a shareholder of record, your name will be checked against our list of shareholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares on the Record Date in order to be admitted to the Annual Meeting.
Will any other matters be decided at the Annual Meeting?
We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you should you submit a proxy.
Where can I find the voting results of the Annual Meeting?
The Company intends to announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K within four business days following the Annual Meeting.
What should I do if I have other questions?
If you have any questions or require any assistance with voting your shares, please contact our General Counsel and Secretary, Michael Altschuler, toll free at 1-888-364-6775.

ITEM 1—ELECTION OF DIRECTORS
Our Articles of Incorporation provide that our Board is to be comprised of a minimum of three (3) and a maximum of fifteen (15) directors, as determined from time to time in accordance with our Bylaws. Currently, our Board consists of eight (8) directors. Richard Dayan, who has served as a director since being elected on June 6, 2013, informed the Board on March 9, 2016 that he would not stand for election at the Annual Meeting. The Board, upon recommendation of the Corporate Governance and Nominating Committee of the Board, unanimously nominated the seven director nominees listed below for election to the Board at the Annual Meeting. All nominees currently serve as members of the Board. Following the Annual Meeting, assuming all of the director nominees are re-elected, our Board will consist of seven (7) directors.
Directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.
Director Nominees
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name	Age	Position
James Chadwick	42	Director
Michael Crow	53	Director
Andrew Dakos	50	Director
Phillip Goldstein	71	Chairman of the Board
Gerald Hellerman	78	Director
Antony Mitchell	51	Director & Chief Executive Officer
Gilbert Nathan	36	Director
Set forth below is a brief description of the business experience of each of our director nominees, as well as certain specific experiences, qualifications and skills that led to the Board’s conclusion that each of the directors set forth below is qualified to serve as a director.
James Chadwick
Mr. Chadwick became a member of our Board of Directors in June 2013. Mr. Chadwick is a portfolio manager and Director of Research at Ancora Advisors LLC and is also a Managing Director of the private equity firm Main Street Investment Partners, LLC. From June 2010 to April 2011, Mr. Chadwick served as a Managing Director of the private equity firm Opus Partners, LLC. From March 2009 to June 2010, Mr. Chadwick served as a Managing Director of the private equity firm Harlingwood Equity Partners LP. From January 2006 to December 2008, Mr. Chadwick was the Managing Partner of Chadwick Capital Management. Mr. Chadwick serves on the board of directors of Stewart Information Services Corp and Riverview Bancorp, Inc. We believe that Mr. Chadwick is qualified to serve on our Board of Directors because of his financial expertise and varied experience in strategic investments.
Michael Crow
Mr. Crow became a member of our Board of Directors upon the consummation of our initial public offering in February of 2011. Mr. Crow was President and Chief Executive Officer of Ability Reinsurance Holdings Limited, a holding company that, through its subsidiaries, provided reinsurance, administrative and risk management solutions to health and life insurance companies and reinsurance companies, from September 2007 to August 2015. From September 2007 to November 2014, Mr. Crow also served as President and Chief Executive Officer of Ability Reinsurance (Bermuda) Limited, a life reinsurance company he founded in 2007 concentrating on long-term care and disability reinsurance, which was acquired by Front Street Re (Cayman) Ltd in November 2014. From June 2008 to September 2011, Mr. Crow also served as Vice President of Proverian Capital, an underwriter of life settlements. From June 1998 to March 2003, Mr. Crow served as Vice President and Senior Vice President at Centre Group in Hamilton, Bermuda, with respect to its life reinsurance and life settlement business and continued until May 2005 as an actuarial consultant advising Centre Group. Mr. Crow was selected to serve on our Board of Directors because of his experience in the life insurance and life settlement industry as well as his prior work as an actuarial consultant.

Andrew Dakos
Mr. Dakos became a member of our Board of Directors in August 2012. In 2001, Mr. Dakos joined what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Dakos and his business partners formed Brooklyn Capital Management, LLC (N/K/A Bulldog Investors, LLC), an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Dakos is currently the President and a director of Special Opportunities Fund and serves as a director of Crossroads Capital, Inc. Mr. Dakos graduated from the University of Delaware in 1988 with a BS in Business Administration, Finance concentration. We believe that Mr. Dakos is qualified to serve on our Board of Directors because of his broad business experience.
Phillip Goldstein
Mr. Goldstein became a member of our Board of Directors and its Chairman in August 2012. In December 1992, he co-founded what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Goldstein and his business partners formed Brooklyn Capital Management, LLC (N/K/A Bulldog Investors, LLC), an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Goldstein has served as a director of a number of closed-end funds and is currently a director of the Mexico Equity & Income Fund, Special Opportunities Fund and MVC Capital. Mr. Goldstein has a Bachelor of Engineering degree from the University of Southern California and a Master of Engineering degree from C.C.N.Y. We believe that Mr. Goldstein is qualified to serve on our Board of Directors because of his long and varied experience in strategic investments.
Gerald Hellerman
Mr. Hellerman became a member of our Board of Directors in August 2012. Mr. Hellerman owned and served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm’s inception in 1993 until year-end 2013. Mr. Hellerman currently serves as a director and chairman of the Audit Committee for MVC Capital, Inc., as a director and chairman of the Audit Committee for Crossroads Capital, Inc., as director and chief compliance officer for The Mexico Equity and Income Fund, Inc., as director and chief compliance officer for Special Opportunities Fund, Inc. and as director for Ironsides Partners Opportunity Offshore Fund Ltd. Mr. Hellerman also served as a financial analyst and later as a branch chief with the U.S. Securities & Exchange Commission over a ten-year period, as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly for four years, and as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice for 17 years. Mr. Hellerman has a Bachelor of Arts, Economics, and an MBA, Finance concentration, from the University of Massachusetts. We believe that Mr. Hellerman is qualified to serve on our Board of Directors because of his financial expertise, broad business experience and his experience as a director of numerous other companies.
Antony Mitchell
Mr. Mitchell has served as our Chief Executive Officer since February of 2007 and prior to August 14, 2012, also served as our chairman. From 2001 to January 2007, Mr. Mitchell was Chief Operating Officer and Executive Director of Peach Holdings, Inc., a holding company which, through its subsidiaries, was a provider of specialty factoring services. Mr. Mitchell was also a co-founder of Singer Asset Finance Company, LLC (a subsidiary of Enhance Financial Services Group Inc.) in 1993, which was involved in acquiring insurance policies, structured settlements and other types of receivables. From June 2009 to November 2009, Mr. Mitchell was the Chair of the Board of Polaris Geothermal, Inc., which focuses on the generation of renewable energy projects. Since 2007, Mr. Mitchell has served as a director (being appointed Chair of the Board of Directors in 2015 and formerly the Executive Chair of the Board from 2010 to 2015) of Polaris Infrastructure. Inc., a renewable energy company listed on the Toronto Stock Exchange. From October 2013 through 2015, Mr. Mitchell also served as interim chief executive officer of DRB Capital, the purchaser of our structured settlement business, pursuant to a transition services arrangement. Mr. Mitchell’s qualifications to serve on our Board include his knowledge of our company and the specialty finance industry and his years of leadership at our company.

Gilbert Nathan
Mr. Nathan joined our Board of Directors in October 2015. He currently serves as the managing member at Jackson Square Advisors. Previously, Mr. Nathan was a Senior Analyst with Candlewood Investment Group from July 2013 to August 2015 and, prior to that, he was a principal with Restoration Capital Management from May 2002 to May 2012. Mr. Nathan currently serves as a director of Perle Bioscience, Inc. and liquidating trustee for BPZ Resources. We believe that Mr. Nathan is qualified to serve on our Board of Directors because of his financial expertise and varied experience in strategic investments.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s current executive officers who are not also directors. There are no family relationships among any of our current directors or executive officers.

Richard O’Connell, Jr.	Chief Financial Officer and Chief Credit Officer
Age: 58	Executive Officer Since: 2010
Mr. O’Connell has served as our Chief Financial Officer since April 2010 and Chief Credit Officer since January 2010. From January 2006 through December 2009, Mr. O’Connell was Chief Financial Officer of RapidAdvance, LLC, a specialty finance company. From January 2002 through September 2005 he served as Chief Operating Officer of Insurent Agency Corporation, a provider of tenant rent guaranties to apartment REITs. From March 2000 to December 2001, Mr. O’Connell acted as Securitization Consultant to the Industrial Bank of Japan. From January 1999 to January 2000, Mr. O’Connell served as president of Telomere Capital, LLC, a life settlement company. From December 1988 through 1998 he served in various senior capacities for Enhance Financial Services Group Inc., including as President and Chief Operating Officer of Singer Asset Finance Company from 1995 to 1998 and Senior Vice President and Treasurer of Enhance Financial Services Group Inc. from 1989 through 1996. Mr. O'Connell also serves on the board of directors for SITO Mobile, Ltd. Mr. O'Connell has a Bachelor of Arts degree in French from Franklin and Marshall College and an MBA from Rutgers University Graduate School of Management.

Miriam Martinez	Senior Vice President of Finance and Operations
Age: 59	Executive Officer Since: 2012
Ms. Martinez has served as our Senior Vice President of Finance and Operations since September 2010. She primarily oversees the day to day financial, accounting and human resource activities of the Company. Ms. Martinez joined the Company in September 2010 prior to our initial public offering. From the period of 2006 to February 2010, Ms. Martinez served as Regional President and Chief Financial Officer of Qimonda N.A. a U.S. subsidiary of a German memory chip manufacturer. From 2000 to 2006, Ms. Martinez was Chief Financial Officer of Infineon N.A., a U.S. subsidiary of a German-based global semiconductor company. Ms. Martinez has also held executive positions at Siemens and White Oak Semiconductor, a joint venture between Siemens and Motorola. Ms. Martinez has a Bachelor of Accounting degree from Pace University and an MBA from Nova University. She has also completed the Siemens Executive MBA Program with Duke University.

Michael Altschuler	General Counsel and Secretary
Age: 38	Executive Officer Since: 2012

Mr. Altschuler joined the Company in December of 2010 and has been General Counsel since April 2011. From 2007 to 2010, Mr. Altschuler was Director & Counsel at UBS Investment Bank where he had legal responsibility for high-yield originations and bridge lending. Prior to UBS, Mr. Altschuler was associated with the law firm of Latham & Watkins LLP. Mr. Altschuler has a Bachelor of Arts degree in History from the University of Michigan, an MBA from the Kellogg School of Management at Northwestern University and earned his JD from Columbia Law School, where he was a Harlan Fiske Stone Scholar.

David Sasso	Senior Vice President of Corporate Development and Investor Relations
Age: 42	Executive Officer Since: 2015
Mr. Sasso joined the Company in 2011 and has been the Senior Vice President of Corporate Development and Investor Relations since 2015. Previously, Mr. Sasso served as senior consultant at American Capital Ventures, where he worked with several small cap growth companies and also served as vice president of investor relations and corporate communications at Transax International, a network solutions provider for the healthcare sector, where he oversaw all public and investor relations efforts. Earlier in his career, Mr. Sasso was director of investor relations at MKTG services and vice president at the Abernathy MacGregor group, a financial communications agency. Mr. Sasso has a Bachelor of Arts degree in English and Italian from the State University of New York at Albany.

CORPORATE GOVERNANCE
The Board of Directors
The Board is presently comprised of eight directors, seven of whom have been affirmatively determined by the Board to be independent under the rules of the NYSE. The independent directors are James Chadwick, Michael Crow, Andrew Dakos, Richard Dayan, Phillip Goldstein, Gerald Hellerman and Gilbert Nathan. Mr. Dayan, who has served as a director since being elected on June 6, 2013, informed the Board on March 9, 2016 that he would not stand for election at the Annual Meeting. Accordingly, the Board has set the number of directors at seven (7) effective as of the date of the Annual Meeting.
Board Leadership Structure and Role in Risk Oversight
The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and indirectly through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established four standing committees to assist with its responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategic Risk Oversight Committee. The Strategic Risk Oversight Committee was formed to oversee developments related to certain litigation and investigations as well as certain matters that were previously overseen by a special committee of the Board.
The Company’s Bylaws require the Board to elect a Chair, who presides at the meetings of the Board. If the Chair is an employee of the Company, the Company’s Bylaws require the Board to elect a Lead Director as well, who presides at executive sessions of our independent directors. The Board currently believes that the Company and its shareholders are best served by having a non-employee director, Mr. Goldstein, as its Chair of the Board. As a result, the Board does not currently have a Lead Director. We believe our current leadership structure is the optimal structure for us at this time and recognize that different board leadership structures may be appropriate in different situations.
The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, are responsible for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting a proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.
Majority Voting Policy
Directors are elected by a plurality of votes cast by shares entitled to vote at each Annual Meeting. However, our Board has adopted a “majority voting policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.
Factors that the committee and Board will consider under this policy may include:

•	the stated reasons why votes were withheld from the director and whether those reasons can be cured;

•	the director’s length of service, qualifications and contributions as a director;

•	NYSE listing requirements; and

•	our Corporate Governance Guidelines.
Any director who tenders his or her resignation under this policy will not participate in the committee recommendation or Board action regarding whether to accept the resignation offer. If all of the members of the Corporate Governance and Nominating Committee receive a majority withheld vote at the same election, then the independent directors who do not receive a majority withheld vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept such resignations.
Resignation Tendered In Advance
Our Bylaws provide that, as a condition to being nominated to the Board or re-nominated for continued service on the Board, the director or director nominee must sign and deliver to the Board an irrevocable letter of resignation. The letter will be deemed tendered upon its acceptance by a majority of the disinterested members of the Board after a finding that, in connection with the performance of the director’s duties to the Company, the director either substantially participated in a breach of fiduciary duty arising from a material violation of a United States federal or state law or a regulation, or recklessly disregarded his or her duty to exercise reasonable oversight.
Board Committee Composition
Each of the standing committees maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. These committee charters are available on our website at www.emergentcapital.com in the Investors Relations section, under the Corporate Governance tab.
The following table sets forth the membership of the Board’s committees at April 15, 2016:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategic Risk Oversight Committee
James Chadwick	X
Michael A. Crow	X	X	X
Andrew Dakos		CHAIR	X	X
Richard Dayan	X
Phillip Goldstein		X	CHAIR	CHAIR
Gerald Hellerman	CHAIR	X	X	X
Gilbert Nathan
Meetings
The Board and the standing committees met as follows during the year ended December 31, 2015:

Name	Number of Meetings
Board of Directors	12
Audit Committee	4
Compensation Committee	3
Corporate Governance and Nominating Committee	4
Strategic Risk Oversight Committee	16

The non-management directors also meet routinely in executive session in connection with regular meetings of the Board.
Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting of Shareholders; however, it is expected that absent compelling circumstances directors will attend. During 2015, each director attended at least 75% of the board meetings and meetings of committees on which the director served.
The Audit Committee
The Audit Committee consists of Messrs. Hellerman, Chadwick, Crow and Dayan, with Mr. Hellerman serving as chair. Our Board has determined that Messrs. Hellerman and Chadwick are audit committee financial experts as defined under the rules of the SEC, and all Audit Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements.
The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and reviews the adequacy of its charter on an annual basis.
The Compensation Committee
The Compensation Committee consists of Messrs. Dakos, Crow, Goldstein and Hellerman, with Mr. Dakos serving as chair. Our Board has determined that all Compensation Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Compensation Committee establishes, administers and reviews our policies, programs and procedures for compensating our executive officers and directors.
The Compensation Committee is generally responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; (b) reviewing the adequacy of the Compensation Committee Charter on an annual basis; (c) evaluating the Chief Executive Officer’s performance in light of corporate goals and objectives relevant to compensation; (d) reviewing the performance of the Company’s executive officers and determining and approving such executive officers’ compensation; (e) making recommendations to the Board with respect to incentive-compensation plans and equity-based plans; (f) administering the Company’s equity compensation plans, and granting awards under such plans; (g) overseeing the administration of the Company’s employee benefit plans; (h) overseeing regulatory compliance with respect to compensation matters; and (i) reviewing and approving employment or severance arrangements with senior management.
The Compensation Committee maintains a subcommittee consisting of Messrs. Crow and Hellerman to consider the potential effects of Section 162(m) of the Internal Revenue Code (the “Code”) on compensation matters. For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our executive officers, please see the “Compensation Discussion and Analysis” section below.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of Messrs. Goldstein, Crow, Dakos and Hellerman, with Mr. Goldstein serving as chair.
The CGN Committee is responsible for: (a) developing and recommending corporate governance principles and procedures applicable to our board and employees; (b) recommending committee composition and assignments; (c) overseeing periodic self-evaluations by the board, its committees, individual directors and management with respect to their respective performance; (d) identifying individuals qualified to become directors; (e) recommending director nominees; (f) assisting in board succession planning; (g) recommending whether incumbent directors should be nominated for re-election to our board; and (h) reviewing the adequacy of its charter on an annual basis.
The CGN Committee considered whether to engage a third party to assist in the oversight of the evaluations under the CGN Committee’s purview and, based on the Company’s present circumstances, believes that the Company and its shareholders are currently best served without engaging a third party.
The Strategic Risk Oversight Committee
The Strategic Risk Oversight Committee (the “Risk Committee”) consists of Messrs. Goldstein, Dakos and Hellerman, with Mr. Goldstein serving as chair.
The Risk Committee is responsible for: (a) reviewing actions proposed and taken by management in any areas of strategic risk as deemed appropriate by the Risk Committee; and (b) reviewing other areas of material risk, including litigation, as appropriate or as requested by the Board.
Selection and Evaluation of Director Candidates
In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the CGN Committee may solicit current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The CGN Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, outside advisors or search firms selected by the CGN Committee. The CGN Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company.
Any shareholder who wishes to recommend a candidate to the CGN Committee for consideration as a director nominee should provide the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director, (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the CGN Committee and submit additional information if requested to do so. This information should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the CGN Committee to complete its review in a timely fashion.
The Board and the CGN Committee have not established a formal policy on the consideration of diversity in director candidates. The CGN Committee selects nominees on the basis of their character, expertise, sound judgment, ability to make independent analytical inquiries, business experience, understanding of the Company’s business environment, ability to make time commitments to the Company, demonstrated teamwork and the ability to bring unique and diverse perspectives and understandings to the Board. These criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors. In connection with the foregoing, the Board and the CGN Committee are aware and have considered that (i) on October 17, 2007, the Secretary of the Commonwealth of Massachusetts concluded an enforcement action by issuing a permanent “obey the law” injunction and fining Messrs. Dakos and Goldstein and certain related parties $25,000 for operating a non-password protected open website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested information, (ii) in light of the passage of the JOBS Act in April 2012, which permits the conduct giving rise to the enforcement action, Messrs. Dakos and Goldstein and the other parties submitted a motion to the Secretary of the Commonwealth of Massachusetts to vacate this order, and (iii) on January 29, 2014, the injunction and fine were removed as they were found to no longer be in the public interest.
Once potential candidates are identified, the CGN Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practical, final candidates are then to be interviewed by each member of the CGN Committee, the Chair of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.
Under the Company’s Bylaws, a shareholder may propose a director candidate for nomination at the 2017 annual meeting if the shareholder delivers the proposal to the Company on or before December 16, 2016. Please see “Other Matters—Shareholder Proposals for the 2016 Annual Meeting.”
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee will be, or will have been, employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Report of the Audit Committee
The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures.
In addition to fulfilling its responsibilities as set forth in its charter and further described above in “Corporate Governance—Board Committees and Meetings—The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2015. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by audit standards and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2015 with the Company’s management.

2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees), including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

3.
The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.
Gerald Hellerman (Chairperson)
James Chadwick
Michael Crow
Richard Dayan

Communications with the Board
Any interested party wishing to communicate with the Board, the non-management directors or a specific Board member, may do so by writing to the Board, the non-management directors or the particular Board member, and delivering the communication in person or mailing it to: Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Secretary. Communications will be distributed to specific Board members as requested by the shareholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters, the communication will be forwarded to the Chair of the Audit Committee unless otherwise specified. The Company will forward all such communications, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.
Code of Ethics
Our Board has adopted Corporate Governance Guidelines, including a Code of Ethics for our directors, officers and employees. Copies of the Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.emergentcapital.com in the “Investor Relations” section, under the Corporate Governance tab.

DIRECTOR COMPENSATION
Directors who are employees of the Company or its subsidiaries receive no compensation for their service on our Board of Directors. Effective as of the date of the 2015 Annual Meeting, our outside directors were compensated as follows:

•
Cash Compensation —(a) Except as noted below, directors were paid $35,000 in an annual cash retainer; (b) the Chairman of the Board received an additional $30,000 annual retainer; (c) committee chairs were paid an additional retainer of $30,000 for the Audit Committee, $15,000 for the Risk Committee, $10,000 for the Compensation Committee and $5,000 for the CGN Committee; (d) with the exception of the Risk Committee, all members of each committee (including the committee chair) received an additional annual member retainer of $5,000 for their committee membership and the members of the Risk Committee received annual retainers of $10,000 each; (e) following their fourth meeting, regular members of the Risk Committee were paid $2,500 per meeting and the chair of the Risk Committee was paid $3,000 per meeting.

•
Equity Compensation —Except as noted below, directors were paid $45,000 through the issuance of 7,281 shares of one year vesting restricted stock. The number of shares granted to each director was determined based on the fair market value of the Company’s closing stock price on the day prior to the 2015 Annual Meeting, and was granted in full on the date of the 2015 Annual Meeting. Directors owning at least $200,000 in market value of the Company’s common stock have an option to elect all or a portion of the equity payment in cash in lieu of restricted stock at the end of the restricted period. Mr. Hellerman elected to receive 4,854 shares of one year vesting restricted stock with the remainder paid in cash. Additionally, at our 2015 Annual Meeting held on May 28, 2015, shareholders ratified the award of 5,000 performance shares to each of our outside directors; these performance shares were awarded in 2014, but were contingent on shareholder ratification.

With the exception of Risk Committee meetings, directors do not receive meeting fees or fees for executing written consents in lieu of meetings of the board of directors or its committees. All retainers are paid in quarterly installments. The Company reimburses directors for their travel and lodging expenses if they do not live in the area where a meeting is held. Directors receive no other compensation, perquisite or benefit from the Company.
The table below summarizes the compensation earned by non-employee directors for the fiscal year ended December 31, 2015.
2015 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Restricted Stock Awards (1)	Total
James Chadwick	$40,000	$44,997	$84,997
Michael Crow	$53,750	$44,997	$98,747
Andrew Dakos	$102,500	$44,997	$147,497
Richard Dayan	$40,000	$44,997	$84,997
Phillip Goldstein	$140,000	$44,997	$184,997
Gerald Hellerman (2)	$145,006	$29,998	$175,004
Gilbert Nathan (3)	$11,818	$—	$11,818

(1)
Aggregate grant date fair values reflect director annual retainer grants and were computed in accordance with ASC 718. The director stock awards were determined on May 27, 2015, the day before the 2015 Annual Meeting, at $6.18 per share.

(2)
Directors owning at least $200,000 in market value of the Company’s common stock have an option to elect all or a portion of the equity payment in cash in lieu of restricted stock at the end of the restricted period. Mr. Hellerman elected to receive 4,854 shares of one year vesting restricted stock with the remainder paid in cash in the amount of $15,000 payable after the restricted stock vests.

(3)	Mr. Nathan joined the Board on October 30, 2015 and received $11,818 in cash compensation, representing the pro rata portion of the annual retainer for his service.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This section describes the objectives and components of our 2015 executive compensation program for named executive officers. Our named executive officers, or NEOs, for 2015 were:

•	Antony Mitchell, our chief executive officer;

•	Richard O’Connell, our chief financial officer;

•	Michael Altschuler, our general counsel and secretary;

•	Miriam Martinez, our senior vice president of finance and operations; and

•	David Sasso, our senior vice president of corporate development and investor relations
Executive Summary
Beginning in late 2011 after notification of an investigation of the Company related to its legacy premium finance program by the United States Attorney for the District of New Hampshire (the “USAO Investigation”), the Compensation Committee, which we refer to in this section as the “Committee,” sought to preserve the talent necessary for protecting the Company’s assets and its business operations for the term of what became a very disruptive USAO Investigation. In early 2012, the Committee’s efforts culminated with the signing of retention agreements by certain key individuals the Company believed were critical to preserving the existing value and assets of the Company through the USAO Investigation, providing potential severance as well as a minimum annual cash bonus award to our NEOs, other than our chief executive officer. The retention arrangements expired in 2013 and in 2014 the Committee established a pay-for-performance program for Company executives.
In 2014 the Committee established a pay-for-performance program emphasizing executive share ownership that provides competitive rewards for executives based on:

•	effective deployment of capital and further refinement of the Company’s business model;

•	continued improvement in expense and cash management; and

•	resolution of certain legal and regulatory issues.
The pay-for-performance program is reflected in the following substantive changes to our executive compensation program adopted in 2014.

•
New Employment Agreements. Each of our NEOs whose prior retention agreements were expiring, were provided employment agreements that established new terms of employment to replace the retention-based programs that expired in 2013. All retention-based programs were allowed to expire and were replaced by performance-based compensation arrangements and market-competitive post-employment protections.

•
New Discretionary Annual Cash Bonus Plan. The Company established a performance-based annual cash bonus plan providing NEOs and other participants with the ability to earn a payout based on performance compared to specific financial and non-financial goals approved by the Committee at the beginning of the year.

•
A One-Time, Special Cash Bonus. As a result of the transformative changes initiated in 2013, the Committee awarded special cash bonus payments on a one-time basis to executives and employees of the Company in June 2014.

•
Performance Share Program. The Company established a performance share program in 2014 that is designed to reward key employees with Company shares when certain multi-year financial and market goals are realized.

In 2015, the Company achieved a number of key accomplishments that provide a foundation for future value creation, which were considered by the Committee. Key 2015 achievements include:

•	Formally concluding the USAO Investigation;

•	Increasing the fair value of the Company’s life settlement portfolio by approximately 19% to $462 million;

•	Amending the White Eagle credit facility to allow for earlier access to the portfolio cash flows;

•	Refinancing all outstanding 12.875% Senior Secured Notes with longer-term capital that provides financing for premiums on 159 policies;

•	Investing in new policies to better shape the timing of expected cash flows from Emergent's portfolio; and

•	Defending against private litigation challenging certain life insurance policies.

Compensation Philosophy
The primary objective of our compensation programs and policies is to attract, retain and motivate employees whose knowledge, skills and performance are critical to our success. We believe that compensation is unique to each individual, and it should be determined based on objective performance results as well as discretionary and subjective factors relevant to the particular named executive officer. To attain our compensation objectives, we also believe it is critical to provide executives and key employees with the opportunity to share in the ownership of the Company as a means of providing appropriate and balanced incentives for achievement.
Determination of Compensation Awards
The Committee has the primary authority to determine and approve the compensation awards available for the Company’s executive officers. The Committee is charged with reviewing executive officer compensation policies and practices and making recommendations to the full Board of Directors to ensure adherence to our compensation philosophies and to ensure that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our performance as well as the individual performance, level of expertise and experience of our NEOs, as determined by the Committee based upon the judgment of its members. The Committee also determines salary increases for each of the five NEOs, reflecting their relative skills and responsibilities, individual performance, and leadership roles within the Company.
In making compensation determinations, the Committee considers recommendations from its independent compensation consultant, Board Advisory LLC (“Board Advisory”). The Committee also considers the chief executive officer’s assessment of the performance of executive officers other than himself as well as recommendations of the chief executive officer regarding base salaries, annual bonus awards, equity-based incentive awards and other employment terms for executive officers. The Committee evaluates the performance of our executive officers annually, including the chief executive officer, based on enterprise-wide financial and non-financial results, individual achievements, leadership and other factors the Committee’s members determine to be appropriate. The chief executive officer generally attends Committee meetings, but is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of senior management may also attend meetings at the Committee’s request, for example, to provide reports and information on agenda topics. The Committee has not established a peer group for compensation purposes.
Stock Ownership Guidelines
In 2014, the Company adopted a policy whereby each non-employee director is required to own common stock or common stock equivalents, including restricted stock, at least equal in acquisition basis to, or a fair market value of, $100,000 within five years of the later of when the director joined the Board or January 16, 2014. For purposes of the ownership guidelines, unexercised stock options are not counted towards the ownership guidelines. In the first quarter of 2015, the Company adopted similar ownership guidelines for NEOs. Within the next four years, each executive is expected to own shares with a market value equal to a multiple of their annual salary, as presented below.

Role	Ownership Value as Multiple of Salary
CEO	5
Other NEOs	3
Other Key Executives	2
Under the guidelines, executives are expected to hold all shares earned through Company incentive arrangements, net of taxes and exercise price, if applicable, until the ownership guidelines are met.
The Company has an insider trading policy that includes anti-hedging provisions. Consequently, no employee, executive officer or director may enter into a hedge of the Company’s common stock, including by use of derivatives such as puts and calls, short sales or similar transactions.
Use of Compensation Consultants
Since 2011, the Committee has retained Board Advisory as its compensation consultant to provide advice and resources to help refine and execute the overall compensation strategy. Board Advisory reports directly to the Committee. The Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. The Committee also directed Board Advisory to work with members of our management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Board Advisory also met with the

Committee during the Committee’s regular meetings, in executive sessions (where no members of management were present), and with the Committee chair and other members of the Committee outside of the regular meetings.
Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Committee. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•
that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.
Compensation Elements and Committee Actions
We compensated our NEOs for 2015 through base salary, cash awards in the form of an annual cash bonus, and various broad-based benefits provided to employees generally.
Base Salaries. Annual base salaries compensate our NEOs for performing their functional duties with us. We believe base salaries should be competitive based upon an NEO’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency and, for new hires, salary paid by a former employer. In 2015, the Committee approved the following limited salary increases based on the criteria presented above. Mr. O’Connell, Ms. Martinez and Mr. Altschuler received a 2% salary increase effective January 2015. Mr. Sasso received a 2% salary increase plus a promotional increase of an additional 16.4% effective July 2015.
Discretionary Annual Cash Bonus. Beginning in 2014 the Committee established a pay-for-performance program that includes an annual cash bonus for NEOs and other key management based on company and individual performance during the fiscal year performance period. The bonus is based on Committee-approved target award levels for each of the NEOs except the chief executive officer, expressed as a percent of salary.

In 2015, our shareholders approved amendments to our 2010 Omnibus Incentive Plan (the “Plan”) that allowed our Discretionary Annual Cash Bonus to meet the “qualified performance-based compensation” definition described in Internal Revenue Code Section 162(m).   For 2015, the Committee established a “plan-within-a-plan” design for the bonus whereby the bonus is fully funded (maximum payout) when specific annual goals are achieved and certified by the Committee.  The Committee may then reduce the awards based on its discretion to reflect individual and/or Company progress compared to additional financial and non-financial goals pre-approved by the Committee for the annual performance period.

For 2015, the annual cash bonus would be fully funded upon achieving both book value per share and weighted average cost of capital (WACC) goals. While the WACC goal was achieved, the book value per share goal was not achieved. As a result, the CEO did not request and the Committee did not approve any bonus awards for our NEOs.
Equity-Based Awards. In 2014 the Company established a performance share award program for key management, including our NEOs. The program is intended to be an important part of providing an attractive and competitive total pay opportunity for our NEOs, and also to provide an ownership interest in the Company that is earned through delivering short-term results and long-term value creation. Our performance shares are notional shares that are earned over a performance period based on the degree to which specific book value per share and market-to-book-value targets are met or exceeded. Depending on performance, participants may earn between 0% and 150% of their performance share award in the form of shares of common stock that are restricted and subject to forfeiture for one additional year. We believe our performance shares, which are earned through a combination of improving the book value per share of our stock and improving our market-to-book-value share price, are directly related to advancing our investor interests.
The performance period for the 2014 award is 24 months, with shares earned subject to an additional 12-month restriction period. This performance period represents the expected cycle necessary for full investment of the Company’s investable capital. The Committee did not award a new cycle of performance shares during 2015.

Retirement Benefits. We provide retirement benefits to our employees through the opportunity to participate in our 401(k) savings plan. We believe the 401(k) savings plan provides an important benefit to assist our employees and executives in long-term personal financial planning, improving their personal financial security and their relationship with the Company. We believe a 401(k) plan is necessary in constructing an overall compensation program that is competitive with other employers and helps us attract prospective employees. We have historically not made any contributions or otherwise matched any employee contributions to the 401(k) plan. We do not provide any supplemental executive retirement benefits or other non-qualified deferred compensation arrangements for our executives.
Other Benefits and Executive Perquisites. We also provide certain other customary benefits to our employees, including the NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year.
Employment Agreements and Retention Arrangements
We believe that employment agreements with executives are appropriate in many instances to ensure clarity and improve trust in the employment relationship, and to provide the Company with non-compete/non-solicitation protective covenants on the part of its executive officers. We do not have any general policies regarding the use of employment agreements. The Company expects that from time to time it may enter into employment agreements with employees, including NEOs, whether at the time of hire or thereafter. Since the formation of the Committee, the Committee has reviewed and approved all NEO employment agreements and severance agreements prior to execution. In 2014, as a result of expiration of prior retention arrangements, the Committee approved and the Company executed new employment agreements with four of our five NEOs. Our chief executive officer remains under an employment agreement established prior to the IPO in 2011.
The employment agreements with our NEOs are discussed in more detail under “Executive Compensation—Employment Agreements.”
Accounting and Tax Implications
The accounting and tax treatment of particular forms of compensation has not, historically, materially affected our compensation decisions. We have established a subcommittee and have reviewed the potential effect of Section 162(m) of the Code periodically and use our judgment to authorize compensation payments that may be subject to the Section 162(m) deductibility limit when we believe such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our executive officers.
Risk Management Implications of Executive Compensation
In connection with its oversight of compensation related risks, the Committee and management annually evaluate whether our Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. We believe the structure of our current bonus program mitigates risks by avoiding employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business. Further, a substantial portion of our executive incentives are in the form of equity and, coupled with ownership and share retention guidelines, provides further incentive for long-term value creation and prudent risk-taking. We believe our employee and executive assessment process is well aligned with creating long-term value and does not create an incentive for excessive risk taking or unusual pressure on any single operating measure. For 2015, the Committee determined that our compensation programs do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Andrew Dakos (Chairperson)
Michael Crow
Phillip Goldstein
Gerald Hellerman

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR 2015
The following table summarizes the compensation earned by our NEOs for the years ending December 31, 2013, 2014 and 2015.

	Year	Salary	Bonus (1)	Option Awards (2)	Performance Share Awards (3)	Total
Antony Mitchell,	2015	$649,038	$—	$—	$—	$649,038
Chief Executive	2014	$620,385	$—	$—	$782,400	$1,402,785
Officer	2013	$525,000	$—	$424,284	$—	$949,284
Richard O’Connell	2015	$365,431	$—	$—	$—	$365,431
Chief Financial	2014	$339,868	$524,316	$—	$260,800	$1,124,984
Officer	2013	$334,852	$250,000	$159,107	$—	$743,959
Miriam Martinez	2015	$324,173	$—	$—	$—	$324,173
SVP, Finance	2014	$301,531	$210,281	$—	$234,720	$746,532
	2013	$297,047	$200,000	$159,107	$—	$656,154
Michael Altschuler	2015	$318,451	$—	$—	$—	$318,451
General Counsel	2014	$293,156	$188,334	$—	$169,520	$651,010
	2013	$286,245	$106,000	$159,107	$—	$551,352
David Sasso (4)	2015	$211,375	$—	$—	$—	$211,375
SVP Corporate Development

(1)
The amount shown for 2013 as Bonus represents the minimum required bonus payment pursuant to the officer’s retention agreement. The amount shown for 2014 as Bonus represents the Special Cash Bonus awarded upon the Committee’s determination that all material actions relating to a liquidity facility were satisfactorily completed, and the Discretionary Annual Cash Bonus awarded by the Committee relating to 2014 performance.

(2)
Represents the grant date fair value of stock option awards computed in accordance with FASB ASC 718. These amounts do not factor in an estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the fair value of the awards are set forth in Note 5 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(3)
Amounts represent the grant date value of performance shares assuming the target performance goals are achieved. The maximum payout under these awards using the grant-date valuation is $1,173,600 (Mitchell), $391,200 (O’Connell), $352,080 (Martinez), $254,280 (Altschuler) and $156,480 (Sasso). The issuance of the performance shares is contingent on the Company’s financial performance, as well as the performance of the Company’s common stock through June 30, 2016, with the actual shares to be issued ranging between 0 – 150% of the target performance shares. At December 31, 2015, the Company determined that it was not probable that the performance conditions would be achieved and no related expense was recognized for the year ended December 31, 2015. As presented, the performance share value is based upon the grant date value of $6.52 per share with the target number of shares being earned assuming target performance is achieved.

(4)	David Sasso became an NEO in 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015
The following table shows outstanding equity awards at December 31, 2015:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Antony Mitchell	—	—	—	—	30,000	$110,700
	120,000	—	$10.75	2/6/2018	—	—
	120,000	—	$6.94	6/6/2020	—	—
Richard O’Connell	—	—	—	—	10,000	$36,900
	32,500	—	$10.75	2/6/2018	—	—
	45,000	—	$6.94	6/6/2020	—	—
Miriam Martinez	—	—			9,000	$33,210
	11,200	—	$10.75	2/6/2018	—	—
	2,000	—	$10.71	3/8/2018	—	—
	45,000	—	$6.94	6/6/2020	—	—
Michael Altschuler	—	—	—	—	6,500	$23,985
	8,725	—	$10.75	2/6/2018
	2,000	—	$10.71	3/8/2018	—	—
	45,000	—	$6.94	6/6/2020	—	—
David Sasso	—	—	—	—	4,000	14,760
	45,000	—	$6.94	6/6/2020

(1) The Performance Shares are earned based upon Company performance over a 24 month period ending in June 2016. Shares earned are settled in one-year restricted stock, vesting June 2017. Pursuant to SEC regulations, the amounts and values indicated represent shares earned upon achievement of minimum threshold performance levels.

(2) Based on $3.69 per share closing price on December 31, 2015.
2015 Option Exercises and Stock Vested
None of the executive officers of Emergent Capital, Inc. exercised stock options or had restricted stock, restricted stock units or performance shares vest during 2015.

EMPLOYMENT AGREEMENTS
CEO Employment Agreement
In 2010, we entered into an employment agreement with Mr. Mitchell, effective upon the closing of the Company’s initial public offering in 2011. This employment agreement establishes key employment terms (including reporting responsibilities, base salary, target performance bonus opportunity and other benefits), provides for severance benefits in certain situations, and contains non-competition, non-solicitation and confidentiality covenants, as well as indemnification provisions.
The employment agreement modified certain elements of Mr. Mitchell’s compensation. Under his employment agreement, Mr. Mitchell’s base salary was set at $525,000, a $325,000 reduction, excluding expense reimbursements, over the aggregate 2010 fee that was paid to Mr. Mitchell’s corporation, Warburg. The reduction was in part in recognition of Mr. Mitchell’s increased incentive-based compensation opportunity.
Beginning in fiscal 2014, Mr. Mitchell became eligible under his employment agreement to participate in an annual bonus plan that we established for executive officers. Mr. Mitchell’s employment agreement does not proscribe a target annual bonus value.
The employment agreement provides that if Mr. Mitchell’s employment is terminated for any reason other than cause, then we will pay Mr. Mitchell, in addition to his accrued base salary and other earned amounts to which Mr. Mitchell is otherwise entitled, a pro rata portion of the annual incentive bonus, if any, payable with respect to the year in which the termination occurs. In addition, the employment agreement provides for severance payments upon the termination of employment by us without cause. Mr. Mitchell’s employment agreement also provides for severance payments if he terminates his employment for good reason. Payment and benefit levels were determined based on terms negotiated between the Company and Mr. Mitchell prior to the formation of the Board in 2011.
Mr. Mitchell’s employment agreement permits us to terminate him for “cause” if he: (i) commits a willful, intentional or grossly negligent act having the effect of materially injuring our business; (ii) is convicted of or pleads “no contest” to a felony involving moral turpitude, fraud, theft or dishonesty; or (iii) misappropriates or embezzles any of our or our affiliates’ property. Mr. Mitchell’s employment agreement permits him to terminate employment for good reason if we: (i) materially diminish his base salary; (ii) materially diminish his authority, duty or responsibilities or the authority, duties or responsibilities of the supervisor to whom he is required to report; (iii) require him to relocate a material distance from his primary work location; or (iv) breach any of our material obligations under the employment agreement.
If he becomes entitled to severance payments, Mr. Mitchell’s employment agreement entitles him to receive a severance payment equal to three times the sum of his base salary and the average of the prior three year’s annual cash bonus. The severance payment is payable in equal installments over a twenty-four month period. Mr. Mitchell’s employment agreement requires him to execute a release of all claims he may have against us as a condition to the receipt of the severance payments. However, if the severance payments are not otherwise payable, we can elect to pay such severance payments to Mr. Mitchell in exchange for his agreement to comply with the non-competition, confidentiality and non-solicitation covenants contained in his employment agreement.
Mr. Mitchell’s employment agreement also entitles him to reimbursement for any legal costs he incurs in enforcing his rights under the employment agreement, regardless of the outcome of such legal contest, as well as interest at the prime rate on any payments under the employment agreement that are determined to be past due, unless prohibited by law.
2014 Employment Agreements
Effective as of January 1, 2014, Mr. O’Connell, Ms. Martinez, Mr. Altschuler and Mr. Sasso each entered into employment agreements with the Company. Each employment agreement has an initial term of three years with one year renewal periods thereafter unless either party to an Employment Agreement provides a non-renewal notice at least 60 days prior to the end of the applicable term. The agreements provide for an initial base salary of $335,000, $298,000, $287,000 and $178,000 for Mr. O’Connell, Ms. Martinez, Mr. Altschuler and Mr. Sasso, respectively, in each case, subject to upward adjustment at the discretion of the Board from time to time. Each officer is also eligible to receive a cash bonus each year with a target value of 40% of the officer’s base salary and a maximum value of 80% of the officer’s base salary. In addition, each officer is entitled to participate in the Company’s long term incentive plan and any other benefit plan, and perquisite programs adopted by the Company.
Each of the employment agreements provides that, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, the applicable officer will be entitled to receive a pro-rated portion of the bonus for the year in which the officer was terminated and a severance payment equal to one year of that officer’s base salary. Following a change of control, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, the applicable officer will be entitled to receive a lump-sum severance payment consisting of the pro-rated portion of the bonus for the year in which the officer was terminated and two-times that officer’s base salary. In either case, unless the officer is entitled to receive coverage from a new employer, the officer will be reimbursed for the cost of continuation coverage of group health insurance for a maximum of twelve months.
The employment agreements permit us to terminate the officers for “cause” if the applicable officer (i) fails, neglects, or refuses to perform the lawful employment duties related to the officer’s position or as from time to time assigned to the officer (other than due to disability); (ii) commits any willful, intentional, or negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violates or fails to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) commits an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriates or embezzles any property of the Company; or (vi) breaches any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.
Each officer with an employment agreement is subject to non-competition and non-solicitation covenants that expire twelve months after termination of employment. Mr. Altschuler, however, will not be subject to the non-competition covenants to the extent they conflict with the Florida Bar Rules of Professional Conduct. All of the employment agreements include a provision that allows us to reduce the employee’s severance payments and any other payments to which they become entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, he is better off, on an after-tax basis, receiving such payments and paying the excise taxes due.
Potential Payments Upon Termination
The following table sets forth the amounts payable to our NEOs upon termination of their employment, in each case, effective at December 31, 2015.

Name	Cash Severance		Performance Share Awards(1)	Total(2)
Termination by Company Without Cause or by the Executive for Good Reason (except in the case of death or disability):
Antony Mitchell	$1,875,000	(3)	—	$1,875,000
Richard O’Connell	$352,229	(4)	—	$352,229
Miriam Martinez	$312,462	(4)	—	$312,462
Michael Altschuler	$306,946	(4)	—	$306,946
David Sasso	$220,000	(4)	—	$220,000
Termination by the Company without Cause or by the Executive for Good Reason in conjunction with a Change in Control of the Company:
Antony Mitchell	$1,875,000	(3)	$442,800	$2,317,800
Richard O’Connell	$704,458		$147,600	$852,058
Miriam Martinez	$624,924		$132,840	$757,764
Michael Altschuler	$613,892		$95,940	$709,832
David Sasso	$440,000		$59,040	$499,040

(1)
The vesting of stock options held by our NEOs would automatically accelerate in full upon a change in control or upon the NEO’s death. In addition, the vesting of stock options held by Mr. Mitchell would automatically accelerate in full if we terminate his employment other than for cause, his employment terminates due to his disability or he resigns for good reason. Assuming any of these triggering events occurred on December 31, 2015, based on the closing price of our common stock on December 31, 2015 of $3.69 per share, our NEOs would not have received any payments as a result of this accelerated vesting. Upon a termination by the Company without Cause in conjunction with a change of control the outstanding performance share award would vest at the higher of actual performance or target performance. The performance shares do not vest upon a termination without a change in control.

(2)
The employment agreements allow us to reduce the severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, the NEO is better off, on an after-tax basis, receiving such payments and paying the excise taxes due. The amounts shown assume no such reduction would occur.

(3)
If Mr. Mitchell becomes entitled to severance payments, his employment agreement entitles him to receive a severance payment equal to three times the sum of his base salary and the average of the prior three year’s annual cash bonus.

(4)
If the executive’s employment was terminated by the Company without cause or by the executive for good reason, but not in the context of a change in control, the executive would have been entitled to receive 12 months’ base salary and, to the extent not previously paid, the bonus otherwise earned for the year of termination.

CERTAIN RELATIONSHIPS
Related Party Transactions Policy and Procedure
The Audit Committee has adopted a written policy for the committee to review and approve or ratify related party transactions involving us, any of our executive officers, directors or 5% or more shareholders of the Company or any of their family members. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that could potentially cause a non-employee director to cease to qualify as independent under New York Stock Exchange listing requirements.
Certain transactions are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which the sole relationship with the other company is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.
Criteria for Audit Committee approval or ratification of related party transactions include:

•	whether the transaction is on terms no less favorable to us than terms generally available from an unrelated third party;

•	the extent of the related party’s interest in the transaction;

•	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

•
in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under New York Stock Exchange listing requirements; and

•	such other factors that the audit committee deems appropriate under the circumstances.
Since January 1, 2015, there have been no transactions of more than $120,000 between us and any 5% or more shareholder of the Company, director or executive officer or any of their family members other than as described below.
Senior Secured Notes due 2019
In March 2016, the Company issued $30.0 million in aggregate principal amount of 15.0% Senior Secured Notes due 2018 (the “Secured Notes”) in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Approximately $3.3 million of the Secured Notes were sold to members of the Board or their affiliates and to two NEOs. Of this amount, funds affiliated with Bulldog Investors, LLC (“Bulldog”) purchased approximately $1.2 million of the Secured Notes. Additionally, the following individuals or their affiliates (other than Bulldog) purchased Secured Notes in excess of $120,000: Mr. Chadwick ($750,000), Mr. Dakos ($200,000), Mr. Goldstein ($400,000), Mr. Mitchell ($200,000) and Mr. Nathan ($200,000). A fund affiliated with Indaba Capital Management, L.P. purchased $10.0 million of the Secured Notes.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote to approve the compensation paid to our NEOs in 2015 as disclosed in this Proxy Statement.
Our Board is committed to good corporate governance and recognizes the substantial interests that shareholders have in executive compensation matters. While the vote sought by this proposal is advisory and not binding, the Board and the Compensation Committee value the input of the Company’s shareholders, and will consider the outcome of the vote when making future executive compensation determinations.
We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail as well as the detailed information provided under “Executive Compensation” beginning on page 20 of this Proxy Statement. Our Board believes the Company’s executive compensation programs are effective in creating value for our shareholders and moving the Company towards its long-term goals.
We are asking our shareholders to signal their support for the compensation of our NEOs in 2015 by casting a vote “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2016 Annual Meeting under the headings “Compensation Discussion and Analysis” and “Executive Compensation.””
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting, the shareholders will be asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. In such event, the Company may decide to retain Grant Thornton LLP or select another nationally recognized accounting firm without a vote of shareholders. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Grant Thornton LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
Independent Registered Public Accounting Firm Fees and Services
Grant Thornton LLP served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2015 and 2014. Aggregate fees for professional services rendered to us by our independent registered public accounting firm are set forth below.

	Year Ended December 31, 2015	Year Ended December 31, 2014
Audit Fees	$1,245,100	$1,268,505
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$—	$15,900
Total	$1,245,100	$1,284,405
Audit Fees
The fees in this category were for professional services and expenses rendered in connection with (1) the audits of the Company’s annual financial statements, which also included the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements and (3) audits of the Company’s subsidiaries that are required by statute, contract or regulation.
All Other Fees
The fees in this category include all other services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents issued in connection with our registration statements filed with the SEC.
Pre-Approval Policies and Procedures
It is our Board of Directors’ policy to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. Our Board of Directors has approved all services that our independent accountants provided to us in the past two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of March 15, 2016, by each person known by the Company to own more than 5% of our common stock, each director, nominees and each of the executive officers identified in the Summary Compensation Table and by all of its directors, nominees and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of March 15, 2016, through the exercise or conversion of any note, stock option or other right. As of March 15, 2016, the Company had 28,130,508 shares of common stock, inclusive of 608,000 shares held as treasury stock that cannot be voted. Accordingly, the percentages in the table that follows are calculated off of the 27,522,508 outstanding shares that were eligible to vote at March 15, 2016. Except as otherwise noted, the information presented for persons known to own more than 5% of our common stock is derived from filings made by such persons with the Securities and Exchange Commission.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
Bulldog Investors LLC (1)	5,435,384	18.8%
Nantahala Capital Management LLC (2)	4,465,880	15.0%
Indaba Capital Management, L.P. (3)	3,581,042	11.5%
Horizon Kinetics LLC (4)	2,021,021	7.3%
Richard Jacinto II (5)	1,664,279	6.0%
NS Advisors LLC (6)	1,570,979	5.7%

Executive Officers and Directors
Phillip Goldstein (7)	4,471,372	16.2%
Andrew Dakos (8)	4,056,308	14.7%
Antony Mitchell (9)	2,467,841	9.0%
James Chadwick (10)	291,671	1.1%
Richard O'Connell, Jr. (11)	90,000	*
Miriam Martinez (12)	60,200	*
Michael Altschuler (13)	55,725	*
Richard Dayan (14)	51,522	*
Gerald Hellerman (15)	48,298	*
David Sasso (16)	46,000	*
Michael Crow (17)	23,672	*
Gilbert Nathan	5,000	*

*    Less than one percent.

(1)
Based upon the Schedule 13F filed with the SEC on February 24, 2016. Bulldog Investors, LLC and its principals, Phillip Goldstein, Andrew Dakos and Steven Samuels are deemed to have beneficial ownership of the shares listed above. 1,403,006 of the shares listed above are issuable upon the conversion of the convertible notes due 2019, calculated based on the current conversion rate reported by the Company. The business address is Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663.

(2)
Based upon the Schedule 13G/A filed with the SEC on February 16, 2016, Nantahala Capital Management, LLC is deemed to have beneficial ownership of the shares, along with its managing members, Wilmot Harkey and Daniel Mack. 2,241,956 of the shares listed above are issuable upon the conversion of convertible notes due 2019, calculated based on the current conversion rate reported by the Company. The business address is 19 Old Kings Highway South, Suite 200, Darien, CT 06820.

(3)
Based upon the Schedule 13F filed with the SEC on February 16, 2016, Indaba Capital Management, L.P., IC GP, LLC and Derek C. Schrier are deemed to have beneficial ownership of 3,574,683 shares listed above issuable upon the conversion of convertible notes due 2019, calculated based on the current conversion rate reported by the Company. The business address is One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.

(4)
Based upon the Schedule 13G/A filed with the SEC on February 16, 2016, Horizon Kinetics LLC, held sole investment and voting power over 2,021,021 shares. The business address is 470 Park Avenue South, 4th Floor South, New York, NY 10016.

(5)
Based upon the Schedule 13G filed with the SEC on January 8, 2016, Richard Jacinto II is deemed to have beneficial ownership of 1,664,279 shares, which includes 510,000 shares of common stock owned by Pentagram Partners, L.P. of which Mr. Jacinto shares voting and dispositive powers and 1,154,279 shares owned directly . The business address is 4775 Collins Avenue, Suite 3003, Miami Beach, FL 33140.

(6)
Based upon the Schedule 13G/A filed with the SEC on February 16, 2016, North Star Partners, L.P., North Star Partners II, L.P., NS Advisors, LLC and Andrew R. Jones are deemed to have beneficial ownership over 1,039,130; 531,849; 1,570,979 and 1,570,979 shares, respectively.. The business address is 274 Riverside Avenue, Westport, CT 06880.

(7)
Includes 4,285,185 shares of common stock owned by various private investment funds, the general partners of which Mr. Goldstein is a principal. Also includes shares of common stock held by various accounts over which Bulldog Investors, LLC and/or Mr. Goldstein holds voting and/or investment power and 186,187 shares of common stock owned directly by Mr. Goldstein. Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016. Does not include 5,000 target performance shares for restricted common stock.

(8)
Includes 4,032,377 shares of common stock owned by various private investment funds, the general partners of which Mr. Dakos is a principal. Also includes shares of common stock held by various accounts over which Bulldog Investors, LLC and/or Mr. Dakos holds voting and/or investment power and 23,931 shares of common stock owned directly by Mr. Dakos. Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016. Does not include 5,000 target performance shares for restricted common stock.

(9)	Includes options to purchase 240,000 shares of common stock and warrants to purchase 1,413,507 shares of common stock. Does not include 120,000 target performance shares for restricted common stock.

(10)	Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016. Does not include 5,000 target performance shares for restricted common stock.

(11)	Includes options to purchase 77,500 shares of common stock. Does not include 40,000 target performance shares for restricted common stock.

(12)	Includes options to purchase 58,200 shares of common stock. Does not include 36,000 target performance shares for restricted common stock.

(13)	Includes options to purchase 55,725 shares of common stock. Does not include 26,000 target performance shares for restricted common stock.

(14)	Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016. Does not include 5,000 target performance shares for restricted common stock.

(15)	Excludes 4,854 shares of restricted stock, which will vest on May 28, 2016. Does not include 5,000 target performance shares for restricted common stock.

(16)	Includes options to purchase 45,000 shares of common stock. Does not include 16,000 target performance shares for restricted common stock.

(17)	Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016. Does not include 5,000 target performance shares for restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% shareholders file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, other than as described below, the Company believes that during and with respect to the year ended December 31, 2015, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS
Shareholder Proposals for the 2017 Annual Meeting
Shareholder proposals, including shareholder director nominations, intended for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 for the 2017 annual meeting of shareholders must be received at the Company’s principal executive offices on or before December 16, 2016. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s Proxy Statement. Shareholder proposals not intended for inclusion in next year’s Proxy Statement or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than December 16, 2016. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.
Householding
The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2015, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, the Company will promptly deliver a separate copy of the annual report and the proxy statement to any shareholder who sends a written request to Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Investor Relations or who calls our Investor Relations staff at 561-995-4300.
You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one proxy statement, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and proxy statement, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.
Additional Information
Any person from whom proxies for the meeting are solicited may obtain, if not already received, from our Company, without charge, a copy of our Company’s 2016 Proxy Statement for Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2015, by written request addressed to Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Investor Relations. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.
The reports of the Audit Committee and Compensation Committee are not soliciting material, are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate these reports by reference in another filing.

EMERGENT CAPITAL, INC.

Annual Meeting of Shareholders
June 2, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint Antony Mitchell and Michael Altschuler, and each or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EMERGENT CAPITAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on June 2, 2016, at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor New York, New York 10019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

EMERGENT CAPITAL, INC.

June 2, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The 2015 Annual Report, Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/16911/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20703030000000000000 5   060216

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ James Chadwick
- ○ Michael Crow
- ○ Andrew Dakos
- ○ Phillip Goldstein
- ○ Gerald Hellerman
- ○ Antony Mitchell
- ○ Gilbert Nathan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The Board of Directors recommends you vote FOR proposal 2:

The Board of Directors recommends you vote FOR proposal 3:

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2015 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

EMERGENT CAPITAL, INC.

June 2, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The 2015 Annual Report, Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/16911/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20703030000000000000 5 060216

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ James Chadwick
- ○ Michael Crow
- ○ Andrew Dakos
- ○ Phillip Goldstein
- ○ Gerald Hellerman
- ○ Antony Mitchell
- ○ Gilbert Nathan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR proposal 2:

The Board of Directors recommends you vote FOR proposal 3:

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2015 Annual Report to Shareholders.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.